EXHIBIT 99.1

Investor Contact:	Press Contact:
Jeff Carberry	Eric Nash
Stamps.com Investor Relations	Stamps.com Public Relations
(310) 482-5830	(310) 482-5942
invrel@stamps.com	publicrelations@Stamps.com

STAMPS.COM ANNOUNCES TOTAL REVENUE UP 26% IN RECORD SECOND QUARTER

Core PC Postage Revenue up 23% and
Non-GAAP Diluted Earnings per Share up 124% to $0.45

LOS ANGELES – July 28, 2011 – Stamps.com® (Nasdaq: STMP), the leading provider of postage online and shipping software solutions, today announced record results for the second quarter ended June 30, 2011.

For the second quarter:

•	Total revenue was $26.6 million, up 26% compared to the second quarter of 2010.

•	Core PC Postage revenue, which excludes the enhanced promotion channel, was $22.3 million, up 23% from the second quarter of 2010.

•
Non-core PC Postage revenue from the enhanced promotion channel (online programs where additional promotions are provided directly by marketing partners) was $0.8 million, down 33% versus the second quarter of 2010, as the Company continues to reduce its investment in this area.

•
PhotoStamps revenue was $3.5 million, up 95% versus the second quarter of 2010.  During the second quarter, the Company applied breakage accounting to its PhotoStamps boxes sold through retail channels, and this added $2.2 million to PhotoStamps revenue.

•	PC Postage gross margin was 77.8%, PhotoStamps gross margin was 56.0% and total gross margin was 74.9%.

•	GAAP net income was $5.7 million or $0.39 per fully diluted share. This includes $0.8 million in stock-based compensation expense.

•	Excluding the stock-based compensation expense, non-GAAP income from operations was $6.4 million, non-GAAP net income was $6.5 million and non-GAAP net income per fully diluted share was $0.45.

"This was the best quarter in the history of the Company with record results in almost every area of our business,” said Ken McBride, Stamps.com President and CEO.  “We achieved our highest levels ever in total revenue, core PC Postage revenue, and in non-GAAP operating income, net income and earnings per share.  In addition, we set records in many of our key customer metrics including total paid customers, average revenue per paid customer (ARPU), new enterprise seats added during the quarter, high volume shipping postage growth, and total customer postage printed. As a result of the strength in our business, we increased our 2011 revenue and earnings guidance significantly today."

Second Quarter 2011 Detailed Results

Stamps.com reported second quarter 2011 GAAP net income of $5.7 million. On a per share basis, total second quarter 2011 GAAP net income was $0.39 based on fully diluted shares outstanding of 14.5 million. Second quarter 2011 GAAP net income included $0.8 million of stock-based compensation expense. Non-GAAP and GAAP amounts are reconciled in the following table:

Second Quarter Fiscal 2011
All amounts in millions except	Non-GAAP	Stock-Based	GAAP
per share or margin data:	Amounts	Comp. Exp.	Amounts

Cost of Sales	$6.63	$0.05	$6.68
Research & Development	2.18	0.15	2.33
Sales & Marketing	8.31	0.17	8.48
General & Administrative	3.08	0.43	3.51
Total Expenses	20.20	0.80	21.00

Gross Margin	75.1%	(0.2%)	74.9%

Income (Loss) from Operations	6.43	(0.80)	5.63
Interest and Other Income	0.15	-	0.15
Pre-Tax Income (Loss)	6.58	(0.80)	5.78

Provision for Income Taxes	(0.10)	-	(0.10)

Net Income	$6.48	$(0.80)	$5.68

On a diluted per share basis	$0.45	$(0.06)	$0.39

Shares used in per share calculation	14.45	14.45	14.45

Excluding the stock-based compensation expense, second quarter 2011 non-GAAP net income was $6.5 million or $0.45 per fully diluted share based on fully diluted shares outstanding of 14.5 million. This compares to second quarter 2010 non-GAAP net income of $2.9 million and non-GAAP net income per fully diluted share of $0.20.  Thus, non-GAAP second quarter 2011 diluted earnings per share increased by 124% compared to the same quarter last year.

PhotoStamps Retail Box Breakage Accounting

Since 2007, Stamps.com has been selling PhotoStamps boxes that are redeemable for PhotoStamps at the Company’s website. The PhotoStamps boxes are sold through various third party retail partners. The sale of these PhotoStamps retail boxes were booked to deferred revenue and prior to the second quarter, revenue was only recognized on boxes that were actually redeemed  During the second quarter, the Company concluded that it had sufficient historical data to allow for the recognition of revenue for PhotoStamps retail boxes that are not expected to be redeemed under retail box breakage accounting. As a result, $2.2 million of revenue was recognized in the second quarter relating to previously sold and unredeemed PhotoStamps retail boxes originally recorded as deferred revenue. The Company will also continue to recognize revenue related to unredeemed PhotoStamps retail boxes in future quarters.

Share Repurchase

During the second quarter of 2011, the Company repurchased a total of 232 thousand shares for a total cost of $2.9 million. The Company’s current repurchase plan remains in effect through August 2011 with a remaining authorization of approximately 600 thousand shares.

The timing of share repurchases, if any, and the number of shares to be bought at any one time will depend on market conditions and the Company’s assessment of the risk that its net operating loss asset could be impaired if such repurchases were undertaken. Share purchases may be made from time-to-time on the open market or in negotiated transactions at the Company's discretion in compliance with Rule 10b-18 of the United States Securities and Exchange Commission. The Company's purchase of any of its shares may be subject to limitations imposed on such purchases by applicable securities laws and regulations and the rules of the Nasdaq Stock Market.

Net Operating Loss (NOL) Update

Stamps.com currently has approximately $220 million in Federal NOLs and $150 million in State NOLs. The Company estimates that as of June 30, 2011, its ownership shift was approximately 16% compared with the 50% level that could trigger impairment of its NOL asset under Internal Revenue Code Section 382 rules. As part of its ongoing program to preserve future use of its NOL asset, the Company requests that any shareholder contemplating becoming a 5% shareholder contact the Company before doing so.

Business Outlook

Stamps.com currently expects total 2011 revenue to be in a range of $90 to $100 million. This compares to the previous expectation for total 2011 revenue of $85 to $95 million and the original expectation in February of 2011 of $82.5 to $92.5 million. GAAP net income per share for 2011 is expected to be in a range of $0.87 to $1.07, including approximately $3.3 million of stock-based compensation expense. Excluding the stock-based compensation expense, non-GAAP 2011 net income per fully diluted share is expected to be in a range of $1.10 to $1.30. This compares to the previous expectation for non-GAAP 2011 net income per fully diluted share of $0.90 to $1.10 and the original expectation in February of 2011 of $0.85 to $1.05.

Company Customer Metrics

A complete set of the quarterly customer metrics for the past five fiscal years and current fiscal year to date is available at http://investor.stamps.com (under a tab on the left side called Company Information, Metrics).

Quarterly Conference Call

The Stamps.com financial results conference call will be web cast today at 5:00 p.m. Eastern Time and may be accessed at http://investor.stamps.com. The Company plans to discuss its business outlook during the conference call. Following the conclusion of the web cast, a replay of the call will be available at the same website.

About Stamps.com and PhotoStamps

Stamps.com (Nasdaq: STMP) is a leading provider of Internet-based postage services. Stamps.com’s service enables small businesses, enterprises, advanced shippers, and consumers to print U.S. Postal Service-approved postage with just a PC, printer and Internet connection, right from their home or office. The Company currently has PC Postage partnerships with Avery Dennison, Microsoft, HP, the U.S. Postal Service and others.

PhotoStamps is a patented Stamps.com product that couples the technology of PC Postage with the simplicity of a web-based image upload and order process. Customers may create full custom PhotoStamps with their own digital photograph, or they may choose a licensed image from one of many PhotoStamps collections such as the collegiate collection. Stamps.com currently has PhotoStamps partnerships with Apple, Google/Picasa, HP/Snapfish, Adobe and others.

Non-GAAP Measures

To supplement the Company’s condensed financial statements presented in accordance with GAAP, Stamps.com uses non-GAAP measures of certain components of financial performance. These non-GAAP measures include non-GAAP income from operations, non-GAAP pre-tax income, non-GAAP net income, non-GAAP earnings per diluted share, and non-GAAP gross margin. Reconciliation to the nearest GAAP measures of all non-GAAP measures included in this press release can be found in the financial tableon page 2 of this press release.

Non-GAAP measures are provided to enhance investors’ overall understanding of the Company’s current financial performance, prospects for the future and as a means to evaluate period-to-period comparisons.The Company believes that these non-GAAP measures provide meaningful supplemental information regarding financial performance by excluding certain expenses and benefits that may not be indicative of recurring core business operating results. The Company believes the non-GAAP measures that exclude stock-based compensation, asset write-offs, dividend-related compensation expense, legalsettlements and reserves,and income tax adjustments, when viewed with GAAP results and the accompanying reconciliation,enhance the comparability of results against prior periods and allow for greater transparency of financial results. The Company believes non-GAAP measures facilitate management’s internal comparison of the Company’s financial performance to that of prior periods as well as trend analysis for budgeting and planning purposes. The presentation of non-GAAP measures are not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP.

"SafeHarbor" Statement under the Private Securities Litigation Reform Act of 1995: This release includes forward-looking statements about our anticipated resultsthat involve risks and uncertainties. Important factors, including the Company's ability to complete and ship its products, maintain desirable economics for its products and obtain or maintain regulatory approval, which could cause actual results to differ materially from those in the forward-looking statements, are detailed in filings with the Securities and Exchange Commission made from time to time by STAMPS.COM, including its Annual Report on Form 10-K for the year ended December 31, 2010, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K. STAMPS.COM undertakes no obligation to release publicly any revisions to any forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Stamps.com, the Stamps.com logo and PhotoStamps are trademarks or registered trademarks of Stamps.com Inc. All other brands and names are property of their respective owners.

STAMPS.COM INC. AND SUBSIDIARY

 CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except per share data: unaudited)

	Three Months ended June 30,		Six Months ended June 30,
	2011	2010	2011	2010
Revenues:
Service	$18,929	$16,172	$36,166	$32,190
Product	3,209	2,809	6,574	5,882
Insurance	941	392	1,774	786
PhotoStamps	3,548	1,816	4,929	3,317
Other	3	-	4	3
Total revenues	26,630	21,189	49,447	42,178
Cost of revenues:
Service	3,617	3,253	7,197	6,736
Product	1,148	1,081	2,440	2,220
Insurance	358	118	620	232
PhotoStamps	1,562	1,372	2,652	2,450
Total cost of revenues	6,685	5,824	12,909	11,638
Gross profit	19,945	15,365	36,538	30,540
Operating expenses:
Sales and marketing	8,480	7,622	16,756	15,606
Research and development	2,332	2,219	4,605	4,389
General and administrative	3,506	3,524	6,966	6,491
Legal Settlements and Reserves	-	5,211	-	5,211
Total operating expenses	14,318	18,576	28,327	31,697
Income (loss) from operations	5,627	(3,211)	8,211	(1,157)

Interest and other income, net	145	230	301	401
Income (loss) before income taxes	5,772	(2,981)	8,512	(756)
Income tax expense (benefit)	95	(3,922)	160	(3,842)
Net income	$5,677	$941	$8,352	$3,086
Net income per share:
Basic	$0.40	$0.07	$0.58	$0.21
Diluted	$0.39	$0.07	$0.57	$0.21
Weighted average shares outstanding:
Basic	14,321	14,290	14,402	14,713
Diluted	14,450	14,450	14,532	14,861

CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, unaudited)

	June 30,	December 31,
	2011	2010

ASSETS
Cash and investments	$36,591	$35,299
Accounts receivable	7,165	4,868
Other current assets	4,117	4,015
Property and equipment, net	1,592	1,694
Intangible assets, net	861	885
Deferred tax	7,650	7,650
Other assets	3,223	3,031
Total assets	$61,199	$57,442

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
Accounts payable and accrued expenses	$8,632	$9,011
Deferred revenue	2,057	4,193
Total liabilities	10,689	13,204

Stockholders' equity:
Common stock	47	47
Additional paid-in capital	611,555	608,522
Treasury Stock	(123,207)	(118,151)
Accumulated deficit	(438,251)	(446,603)
Unrealized gain on investments	366	423
Total stockholders' equity	50,510	44,238
Total liabilities and stockholders' equity	$61,199	$57,442